MainStay Funds Inc.

               Submission of Matters to a Vote of Security Holders
                           in response to Sub-Item 77C


     On October 24, 1997, the MainStay Funds Inc. held a special meeting of shareholders.

     The shareholders voted to approve a new Management Agreement with MainStay Management, Inc. (the "Manager"). 4,528,414.08 shares of the Strategic Income Fund were voted for this proposal; 21,823.43 were voted against; and 100,119.52 shares abstained. 3,713,789.38 shares of the International Equity Fund were voted for this proposal; 68,752.26 were voted against; and 255,041.70 abstained. 6,063,906.34 shares of the Equity Index Fund were voted for this proposal; 90,586.50 were voted against; and 247,484.59 abstained. 2,026,239.20 shares of the International Bond Fund were voted for this proposal; 19,144.39 were voted against; and 58,117.08 abstained. 185,777,554.51 shares of the Money Market Fund were voted for the proposal; 4,776,866.50 shares were voted against; and 14,452,012.78 abstained. 24,931,117.34 shares of the Capital Appreciation Fund voted for the proposal; 576,763.13 were voted against; and 1,851,150.40 abstained. 24,824,515.35 shares of the Tax Free Bond Fund voted for the proposal; 469,871.25 voted against; and 1,691,440.91 abstained. 1,138,809.33 shares of the New York Tax Free Fund voted for the proposal; 6,074.27 shares were voted against; and 56,404.93 abstained. 1,135,969.02 shares of the California Tax Free Fund were voted for the proposal; 36,150.40 were voted against; and 54,661.48 abstained. 33,044,804.88 shares of the Convertible Fund were voted for the proposal; 721,187.24 were voted against; and 1,544,681.51 abstained. 28,354,441.89 shares of the Value Fund were voted for the proposal; 628,301.18 were voted against; and 1,761,243.50 abstained. 25,866,667.82 shares of the Total Return Fund were voted for the proposal; 637,076.18 were voted against; and 2,264,862.25 abstained. 39,855,134.49 shares of the Government Fund were voted for the proposal; 919,464.17 were voted against; and 3,347,626.63 abstained. 217,520,713.74 shares of the High Yield Corporate Bond Fund were voted for the proposal; 3,929,089.34 were voted against; and 10,958,702.91 abstained.

     The shareholders also voted to approve Sub-Advisory Agreements between the Manager and MacKay-Shields Financial Corporation on behalf of each Fund. 4,524,979.03 shares of the Strategic Income Fund were voted for this proposal; 32,447.58 were voted against; and 92,930.42 shares abstained. 3,707,953.47 shares of the International Equity Fund were voted for this proposal; 80,978.07 were voted against; and 248,663.17 abstained. 2,019,268.13 shares of the International Bond Fund were voted for this proposal; 22,997.52 were voted against; and 61,233.46 abstained. 185,209,434.26 shares of the Money Market Fund were voted for the proposal; 4,902,777.78 shares were voted against; and 14,894,220.75 abstained. 24,897,076.33 shares of the Capital Appreciation Fund voted for the proposal; 544,352.12 were voted against; and 1,851,150.40 abstained. 24,866,298.37 shares of the Tax Free Bond Fund voted for the proposal; 405,760.22 voted against; and 1,713,768.92 abstained. 1,139,906.79 shares of the New York Tax Free Fund voted for the proposal; 23,505.24 shares were voted against; and 37,878.23 abstained. 1,125,178.13 shares of the California Tax Free Fund were voted for the proposal; 33,715.37 were voted against; and 67,889.99 abstained. 32,949,303.85 shares of the Convertible Fund were voted for the proposal; 721,918.24 were voted against; and 1,639,452.54 abstained. 28,379,155.90 shares of the Value Fund were voted for the proposal; 548,352.16 were voted against; and 1,816,477.51 abstained. 25,771,556.79 shares of the Total Return Fund were voted for the proposal; 627,392.18 were voted against; and 2,369,657.28 abstained. 39,789,598.48 shares of the Government Fund were voted for the proposal; 860,367.16 were voted against; and 3,472,261.65 abstained. 217,006,075.70 shares of the High Yield Corporate Bond Fund were voted for the proposal; 4,001,300.35 were voted against; and 10,958,127.95 abstained.

     The Equity Index Fund approved a Sub-Advisory Agreement between the Manager and Monitor Capital Advisors, Inc. 6,039,423.09 shares of the Fund were voted for the proposal; 90,011.61 shares were voted against; and 272,542.73 abstained.

     The Funds also voted to eliminate or revise certain fundamental investment restrictions. 4,187,780.72 shares of the Strategic Income Fund were voted for this proposal; 26,417.68 were voted against; and 98,590.75 shares abstained. 3,274,393.20 shares of the International Equity Fund were voted for this proposal; 84,527.96 were voted against; and 305,859.55 abstained. 4,411,650.62 shares of the Equity Index Fund were voted for this proposal; 157,655.01 were voted against; and 296,722.81 abstained. 1,695,679.23 shares of the International Bond Fund were voted for this proposal; 39,322.18 were voted against; and 88,101.93 abstained. 177,370,423.05 shares of the Money Market Fund were voted for the proposal; 6,500,720.66 shares were voted against; and 15,997,267.08 abstained. 22,096,286.20 shares of the Capital Appreciation Fund voted for the proposal; 730,609.17 were voted against; and 2,048,578.49 abstained. 24,085,298.14 shares of the Tax Free Bond Fund voted for the proposal; 560,118.31 voted against; and 1,956,683.07 abstained. 1,073,576.74 shares of the New York Tax Free Fund voted for the proposal; 32,702.75 shares were voted against; and 48,506.51 abstained. 1,076,239.43 shares of the California Tax Free Fund were voted for the proposal; 37,253.88 were voted against; and 95,065.49 abstained. 24,123,316.38 shares of the Convertible Fund were voted for the proposal; 1,006,110.43 were voted against; and 1,899,981.82 abstained. 24,013,029.65 shares of the Value Fund were voted for the proposal; 819,870.27 were voted against; and 2,019,664.65 abstained. 24,217,245.59 shares of the Total Return Fund were voted for the proposal; 975,279.29 were voted against; and 2,602,649.38 abstained. 37,886,579.29 shares of the Government Fund were voted for the proposal; 1,358,396.26 were voted against; and 3,848,251.74 abstained. 162,247,455.88 shares of the High Yield Corporate Bond Fund were voted for the proposal; 6,042,992.67 were voted against; and 12,984,379.44 abstained.

     In addition, the Funds voted to approve the amendment to the Plan of Distribution for Class B shares. 2,314,835.84 shares of the International Equity Fund were voted for this proposal; 84,561.03 were voted against; and 201,973.07 abstained. 836,707.84 shares of the International Bond Fund were voted for this proposal; 14,997.02 were voted against; and 37,889.04 abstained. 19,554,831.29 shares of the Capital Appreciation Fund voted for the proposal; 919,206.01 were voted against; and 1,919,116.03 abstained. 23,708,689.92 shares of the Tax Free Bond Fund voted for the proposal; 474,916.02 voted against; and 1,874,877.07 abstained. 247,325.00 shares of the New York Tax Free Fund voted for the proposal; 2,677.13 shares were voted against; and 18,028.87 abstained. 295,656.71 shares of the California Tax Free Fund were voted for the proposal; 15,356.61 were voted against; and 30,113.19 abstained. 22,698,297.62 shares of the Convertible Fund were voted for the proposal; 901,427.02 were voted against; and 1,621,085.04 abstained. 21,497,078.41 shares of the Value Fund were voted for the proposal; 1,204,654.02 were voted against; and 1,826,594.03 abstained. 22,029,995.43 shares of the Total Return Fund were voted for the proposal; 825,507.02 were voted against; and 2,209,350.04 abstained. 37,451,546.43 shares of the Government Fund were voted for the proposal; 940,275.01 were voted against; and 3,762,590.04 abstained. 154,060,365.07 shares of the High Yield Corporate Bond Fund were voted for the proposal; 5,649,299.04 were voted against; and 11,508,862.08 abstained.